            Information Statement Pursuant to Section 14(c) of the
               Securities Exchange Act of 1934 (Amendment No. [ ])

     Check the appropriate box:
     [ ]    Revised Preliminary information statement
     [ ]    Confidential, for use of the Commission Only
            (as permitted by Rule 14c-5(d)(2))

     [X]    Definitive Information Statement


                         Sound Source Interactive, Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

    [X]   No fee required
    [_]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

 ...............................................................................

          (2)  Aggregate number of securities to which transaction applies:

 ...............................................................................

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 ...............................................................................

          (4)  Proposed maximum aggregate value of transaction:

 ...............................................................................

          (5)  Total fee paid:

 ...............................................................................

[_]       Fee paid previously with preliminary materials:
 ...............................................................................

[_]       Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:

 ...............................................................................

          (2) Form, Schedule or Registration Statement No.:

 ...............................................................................

          (3)  Filing party:

 ...............................................................................

          (4)  Date filed:

 ...............................................................................

                         SOUND SOURCE INTERACTIVE, INC.
                             26115 MUREAU, SUITE B
                              CALABASAS, CA 91302

                    NOTICE OF THE TAKING OF CORPORATE ACTION
                      WITHOUT A MEETING BY WRITTEN CONSENT

     Notice is hereby given that the holders of at least 51% of the outstanding stock of Sound Source Interactive, Inc., a Delaware corporation (the "Company"), shall, on or about March 3, 1998, elect four additional Directors to the Company's Board of Directors by the taking of corporate action in lieu of a special meeting of stockholders.

     The accompanying information statement is furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934.

                                    By Order of the Board of Directors,

                                     /s/ Ulrich E. Gottschling
                                    -------------------------------------------
                                    Ulrich E. Gottschling
                                    President, Chief Operating Officer,
                                    Chief Financial Officer, Secretary
                                    and Treasurer

                         SOUND SOURCE INTERACTIVE, INC.
                             26115 MUREAU, SUITE B
                              CALABASAS, CA 91302

                             INFORMATION STATEMENT

     This Information Statement is furnished in connection with the taking of corporate action without a meeting by less than unanimous written consent of stockholders. On or about March 3, 1998, the holders of at least 51% of the outstanding stock of Sound Source Interactive, Inc., a Delaware corporation (the "Company") intend to elect four additional Directors to the Company's Board of Directors by less than unanimous written consent in lieu of taking such action at a special meeting of stockholders. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The form of Consent is attached hereto for your information.

     This Information Statement is first being sent or given to stockholders on March 3, 1998. Record holders of the Common Stock at the close of business on February 23, 1998 are entitled to receive a copy of this Information Statement. Each stockholder is entitled to one vote for each share of Common Stock held. On February 23, 1998, there were 4,540,199 shares of Common Stock outstanding.

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

     The Bylaws of the Company provide that the Company is authorized to have up to eleven directors, and that stockholders may elect directors by unanimous written consent. The Company would like to add four directors to its current board of directors of four, bringing the total number of directors to eight.
The Company intends to call for a vote to confirm this majority shareholders action by consent at its Annual Meeting of Shareholders scheduled for April 27, 1998. Directors are elected to serve a one-year term. The Directors being confirmed at the Annual Meeting will serve until the Company's next annual meeting of stockholders, or until their successors have been duly elected and qualified.

INFORMATION REGARDING NOMINEES

     All nominees have consented to serve if elected, but if any becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, age, business experience and offices held by each director nominee are as follows:

     WAYNE M. ROGERS. Mr. Rogers received his Bachelor of Arts degree from Princeton University after which he served in the Armed Forces for three years. In addition to his activities as a well-known actor, he had been involved in investment activities for over thirty years. Currently, Mr. Rogers is the General Partner of Balanced Value Fund, which is a partnership that advises and invests in middle market companies with sales of $10 million to $50 million as well as serving as an advisor on the board of several different publicly held companies. He is a founder of Plaza Bank of Commerce and serves on its advisory board. He is also a General Partner of several partnerships devoted to the development and management of real estate. Most recently, Mr. Rogers acquired a chain of 62 convenience stores in the Southeast. Mr. Rogers has been National Chairman of Easter Seals, a member of the Executive Committee of the Arthritis Foundation, Juvenile Diabetes Foundation, Trustees of the Webb School and the Kenan Institute of Private

Enterprise, an affiliate of the School of Business Administration of the University of North Carolina, Chapel Hill.

     JOHN T. WHOLIHAN. John Wholihan has been Dean of the College of Business Administration at Loyola Marymount University since 1984. Prior to coming to L.M.U., his administrative experience included five years as Associate Dean at Bradley University, also serving several years as Director of the MBA Program and Director of the Small Business Institute. During this period, he also taught in the areas of Strategic Management and International Business. He was a Fulbright Scholar in Brazil in 1977. John prepared for his career with a bachelors degree from the University of Notre Dame, MBA from Indiana University, and Ph.D. from The American University. His works have been published in several journals and texts. He is a member of several academic associations and honor societies including the Academy of Management, Small Business Institute Directors Association, Beta Gamma Sigma and Alpha Sigma Nu. He is current president of the Western Association of Collegiate Schools of Business. He is past president of the Association of Jesuit Colleges and Universities - Business Deans. He was the founding President of the International Association of Jesuit Business Schools. He is a member of the Rotary Club of Los Angeles, Financial Executives Institute, and the Jonathan Club. He has served on the Board of Directors of small companies and currently is on the Board of Trustees of the Turner Funds. He is the immediate past Chairman of the Board of Notre Dame Academy in Los Angeles.

     ALLAN R. LYONS. Allan R. Lyons joined Piaker & Lyons in 1964 after several years with a major CPA firm in New York City, admitted as an executive in 1968. Chairman of the firm's personal financial planning committee and executive committee. Mr. Lyons is a Certified Public Accountant with the State of New York. He received his Bachelor of Arts in Accounting at Harpur College (Binghamton University). He received his Master of Business Administration in
Accounting at Ohio State University.   Mr. Lyons is affiliated with the American
Institute of CPAs (including Personal Financial Planning and Tax Divisions), the New York State Society of CPAs (former President of Binghampton Chapter), and the International Association for Financial Planning. He serves on the Board of Advisors of the School of Management at Binghampton University, as Treasurer and Trustee of United Health Services, and on the Endowment Committee of the United Jewish Appeal of Broome County, Harpur Forum. Mr. Lyons has been the Comptroller and Finance Director for the Town of Vestal from 1970 to the present.

     ROBERT G. KALIK.   Robert G. Kalik is partner in the law firm of Nateman &
Kalik, LLP, where he counsels clients in international business matters. His work includes multinational strategic planning, corporate financing, and executive management. Prior to forming Nateman & Kalik, Mr. Kalik spent ten years as a partner with the international law firm of McDermott, Will & Emery. In 1992 Mr. Kalik was one of several partners who established the firm's Vilnius, Lithuania office. He has written articles and lectured widely on international matters. Mr. Kalik received his bachelor's degree from Syracuse University in 1975, and his law degree in 1979 from the Benjamin N. Cardozo School of Law of the Yeshiva University. In 1994, Mr. Kalik was issued 33,467 options to purchase common stock of the Company at an exercise price of $0.06 issued under the Company's 1992 Stock Option Plan. In February 1998, Mr. Kalik exercised an option to purchase 25,100 shares of Common Stock of the Company, but, as of the date hereof, has not sold those shares. Mr. Kalik retains 8,367 options to purchase Common Stock of the Company at an exercise price of $0.06 which become exercisable on June 30, 1998. Mr. Kalik has, from time, provided legal services and advice to the Company and its Chief Executive Officer.

     There is no family relationship between any of the directors of officers of the Company.

            THE BOARD OF DIRECTORS, ITS COMMITTEES, AND COMPENSATION

BOARD AND COMMITTEE MEETINGS

     In 1997, there were nine meetings held by the Board of Directors. Board committees met as follows during 1997: the Audit Committee, two times, and the Compensation Committee, two times. The total combined attendance for all Board and Committee meetings was 97%. All directors attended at least 88% of the meetings of the Board and of the Committees on which they served.

BOARD COMMITTEES

     The Board of Directors has appointed two standing committees: the Audit Committee and the Compensation Committee. Each of these committees was established in July, 1996.

     The Audit Committee consists of Dr. Ronald W. Hart and Mark A. James. Its purpose is to recommend the appointment of an independent auditor for the Company, review the scope of the audit, examine the auditor's reports, make appropriate recommendations to the Board of Directors as a result of such review and examination and make inquiries into the effectiveness of the financial and accounting functions and controls of the Company.

     The Compensation Committee consists of Dr. Ronald W. Hart and Mark A. James. It is responsible for reviewing and setting the compensation of executive officers of the Company and for administering the Company's stock option plans.

RELATIONSHIPS WITH OUTSIDE FIRMS

     Mark A. James is a director of the Company and in 1997 was a member of the law firm of James, Driggs & Walch, which performed legal services for the Company during 1997 and is expected to perform such services for the Company during 1998.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION. The following table sets forth information concerning compensation of the Company's Chairman of the Board and Chief Executive Officer and each of the Company's other executive officers who received compensation from the Company in excess of $100,000 for the fiscal year ended June 30, 1997 (the "Named Executives"). The persons identified below were the Company's only executive officers during fiscal year 1997.

                          SUMMARY COMPENSATION TABLE

                                                     SUMMARY ANNUAL
                                                      COMPENSATION          LONG-TERM COMPENSATION
                                                 -----------------------   -------------------------

     NAME AND PRINCIPAL POSITION          YEAR     SALARY     BONUS(1)     STOCK OPTIONS   ALL OTHER
     ---------------------------          ----   ---------   -----------   -------------   ---------
 Vincent J. Bitetti, Chairman of the      1997    $205,077   $ 14,029                  0     $19,872
 Board and Chief Executive Officer        1996     187,500     31,874                  0      19,018
                                          1995     150,000     75,000                  0       6,200

Ulrich Gottschling, President, Chief
Operating Officer, Chief Financial        1997     126,295      8,602                  0       9,145
Officer, Treasurer and Secretary          1996      80,134      1,500            200,000       5,909


Eric Winston, Former President and        1997     140,000          0                  0      17,040
Chief Operating Officer (3)               1996     168,750     31,874                  0      21,141
                                          1995     150,000    150,000             75,000       9,600

--------------------
(1)  The bonuses accrued for fiscal year 1995 were fully paid in December 1995.

(2) The amounts in this column consist of the following: (a) personal use of Company car: Mr. Bitetti -- $9,130 (1997), $9,576 (1996), $4,800 (1995),
     Mr. Winston -- $12,000 (1997), $9,302 (1996), $4,800 (1995), Mr.
     Gottschling -- $4,600 (1997), $2,500 (1996); (B) life insurance premiums:
     Mr. Bitetti - $5,370 (1997), $4,311 (1996), $1,400 (1995), Mr. Winston --
     $0 (1997), $4,750 (1996); and (c) medical insurance premiums: Mr. Bitetti -- $5,372 (1997), $5,131 (1996), $0 (1995), Mr. Winston -- $5,040 (1997),
     $7,089 (1996), $4,800 (1995), Mr. Gottschling -- $4,545 (1997), $3,409
     (1996).

(3) Mr. Winston terminated his employment with the Company effective November 1, 1996.

     OPTION GRANTS. The Company did not grant any options to any of the Named Executives during its fiscal year ended June 30, 1997.

     OPTION EXERCISES AND HOLDINGS. The following table sets forth information concerning each exercise of a stock option during the fiscal year ended June 30, 1997 by each of the Named Executives and the number and value of unexercised options granted by the Company held by each of the Named Executives on June 30, 1997.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-ENDED OPTION VALUES

                            NUMBER OF                            NUMBER OF SHARES          VALUE OF UNEXERCISED IN-
          NAME               SHARES      VALUE REALIZED (1)    UNDERLYING UNEXERCISED       THE-MONEY OPTIONS AT
         -----             ACQUIRED ON   -----------------       OPTIONS AT 6/30/97              6/30/97 (2)
                            EXERCISE                            ---------------------     -------------------------
                           -----------                        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                                                              -------------------------   -------------------------
Vincent J. Bitetti                   0             $     0                          0/0                 $       0/0

Ulrich E. Gottschling                0                   0                    200,000/0                         0/0

Eric Winston (3)                10,000              39,600                    282,838/0                   230,513/0

---------------------------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) Market value of the shares covered by in-the-money options on June 30, 1997, less the option exercise price.

(3) Does not include a presently Exercisable option held by Mr. Winston to purchase 100,000 shares of Common Stock from Mr. Bitetti at $2.00 per share.

COMPENSATION OF DIRECTORS; THE 1995 STOCK OPTION PLAN

     The Company pays each director who is not an employee of the Company a director's fee of $15,000 per year, and reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings. In addition, the 1995 Stock Option Plan provides for the grant of stock options to nonemployee directors of the Company without any action on the part of the Board of Directors or the Compensation Committee, upon the terms and conditions set forth in the 1995 Stock Option Plan. Each nonemployee director shall automatically receive nonqualified stock options to acquire 10,000 shares of Common Stock upon appointment as a director, and shall receive nonqualified options to acquire an additional 10,000 shares of Common Stock for each additional year that the nonemployee director continues to serve on the Board of Directors. Each option granted to a nonemployee director shall vest and become Exercisable as to 50 percent of the shares of Common Stock subject to the option on the first anniversary date of the grant and as to the remaining 50 percent on the second anniversary date of the grant, and will expire on the earlier of ten years from the date the option was granted, upon expiration of the 1995 Stock Option Plan, or three weeks after the optionee ceases to be a director of the Company. The exercise price of such options shall be equal to 100 percent of the fair market value of the Common Stock subject to the option on the date on which such options are granted. Each option shall be subject to the other provisions of the 1995 Stock Option Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Vincent J. Bitetti, Chairman of the Board and Chief Executive Officer, for a term ending on September 15, 1998. Pursuant to that employment agreement, commencing September 15, 1995, Mr. Bitetti was entitled to receive annual base compensation of $200,000. The employment agreement was amended to provide that effective July 2, 1996, Mr. Bitetti's base compensation was reduced to $160,000 per annum, subject to an increase by $40,000 per annum at such time as the Company realized net sales (gross sales less returns and allowances) of $1,500,000 or more for any three consecutive calendar months. During the three months ended December 31, 1996, the Company realized net sales in excess of $1,500,000, and accordingly, Mr.

Bitetti's compensation was reinstated to $200,000 per annum. Mr. Bitetti's annual base compensation also is subject to escalation annually in accordance with the Consumer Price Index (the "CPI") effective May 1, 1997 and 1998. In addition, Mr. Bitetti's employment agreement entitles him to receive bonuses based on three criteria: attainment of specified gross revenues, attainment of specified gross profits, and attainment of specified pre-tax profitability. If the Company acquires any new businesses in the future, the related revenues and profits will not be taken into account in determining entitlements to these bonuses.

     The employment agreement would have entitled Mr. Bitetti to receive a bonus in the following amounts if the following gross revenues had been attained for the fiscal year ending June 30, 1997:

GROSS REVENUES                 CUMULATIVE CASH BONUS
----------------------------   ---------------------
     $ 12,000,000                   $ 25,000
       16,000,000                     75,000
       24,000,000                    125,000

The gross revenue attainment levels required to receive each bonus level for each subsequent fiscal year will be increased by 60 percent annually.

     The employment agreement would have entitled Mr. Bitetti to receive a bonus in the following amounts if the following levels of gross profits (defined as annual sales revenue less all costs of sales as determined by the Company's independent public accountants) had been attained for the fiscal year ending June 30, 1997:

GROSS PROFITS               CUMULATIVE CASH BONUS
-------------------------   ---------------------
     $ 3,200,000                   $ 50,000
       3,600,000                     75,000
       4,000,000                    100,000

The gross profit levels required to receive each bonus level for each subsequent fiscal year will be increased by 60 percent annually.

     The employment agreement entitles Mr. Bitetti to the following amounts if the following levels of pre-tax profitability (defined as annual earnings before interest, taxes, depreciation and amortization divided by gross revenues) are attained for any fiscal year during the term of Mr. Bitetti's employment agreement:

PROFITABILITY      CUMULATIVE CASH BONUS
----------------   ---------------------
     10%                  $ 50,000
     15%                  $100,000

     None of the three foregoing bonus milestones were attained for fiscal 1997, and accordingly, no bonus amounts were due to Mr. Bitetti for fiscal 1997.

     Pursuant to his employment agreement, Mr. Bitetti is entitled to certain other fringe benefits including use of a Company automobile or automobile allowance, $5,000,000 in life insurance coverage (provided that in no event will the Company be required to pay a premium for such insurance in excess of $7,500 per year) and the right to participate in the Company's customary benefit plans. Mr. Bitetti's employment agreement further provides that following the voluntary or involuntary termination of his employment by the Company, Mr. Bitetti is entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. These registration rights will only become effective upon the voluntary or involuntary termination of Mr. Bitetti's employment with the Company. Mr. Bitetti has agreed not to sell any shares of his Common Stock during the 18-month period beginning July 2, 1996 (except for 20,000 shares sold by Mr. Bitetti pursuant to that offering) except with the consent of the underwriters of the Company's initial public offering. Mr. Bitetti's employment agreement further provides that if the Company employs a new Chief Executive Officer, Mr. Bitetti's salary may not be less than that of such new Chief Executive Officer, up to a maximum of $300,000.

     The Company entered into an employment agreement with Ulrich E. Gottschling, as Chief Financial Officer, Treasurer and Secretary, for a term ending October 9, 1997. The employment agreement entitled Mr. Gottschling to receive annual cash compensation of $110,000. Pursuant to his employment agreement, on October 9, 1995 Mr. Gottschling also was granted options to purchase 100,000 shares of Common Stock at an exercise price of $5.00 per share. On April 30, 1996, Mr. Gottschling agreed to the termination of his existing 100,000 share option in consideration for the Company's agreement to grant to him a new 200,000 share option pursuant to the Company's 1992 Stock Option Plan. The Company granted this option to Mr. Gottschling on April 30, 1996. The option was exercisable upon the date of its grant as to 100,000 shares at a purchase price of $3.40 per share, and became exercisable as to an additional 100,000 shares on September 30, 1997 at a purchase price of $4.00 per share. On December 27, 1997, all employee stock options, including those held by Mr. Gottschling, were repriced to an exercise price of $1.18 per share.

     Mr. Gottschling's employment agreement further provides that following the voluntary or involuntary termination of his employment by the Company, Mr. Gottschling is entitled to a single demand registration right with respect to the Common Stock held by or issuable to him pursuant to his employment agreement. This registration right has been satisfied as a result of the registration of all Common Stock underlying options issued pursuant to the 1992 Stock Option Plan.

     Effective February 1, 1997, Mr. Gottschling was appointed as President and Chief Operating Officer in addition to his then existing positions as Chief Financial Officer, Treasurer and Secretary. Simultaneously, the Company and Mr. Gottschling entered into amended employment agreement, for a two-year term expiring January 31, 1999. Pursuant to the amended employment agreement, Mr. Gottschling is entitled to receive annual base compensation of $150,000. Mr. Gottschling's annual base compensation also is subject to escalation annually in accordance with the CPI. In addition, Mr. Gottschling's employment agreement entitles him to receive bonuses based on the same three criteria as Mr. Bitetti's aforementioned agreement, with one exception: Mr. Gottschling's bonus amounts are at 80% of those of Mr. Bitetti. None of the bonus milestones were attained for fiscal 1997, and accordingly, no bonus amounts were due to Mr. Gottschling.

     Pursuant to his amended employment agreement, Mr. Gottschling is entitled to certain other fringe benefits including use of a Company automobile or automobile allowance and the right to participate in the Company's customary benefit plans. Mr. Gottschling's employment agreement further provides that following the voluntary or involuntary termination of his employment by the Company, Mr. Gottschling is entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. These registration rights will only become effective upon the voluntary or involuntary termination of Mr. Gottschling's employment with the Company. Mr. Gottschling has agreed not to sell any shares of his

Common Stock during the 18-month period beginning July 2, 1996, except with the consent of the underwriters of the Company's initial public offering.

     The Company entered into an employment agreement with Eric H. Winston, the Company's former President and Chief Operating Officer, for a term ending on September 15, 1998. Pursuant to that employment agreement, commencing September 15, 1995, Mr. Winston was entitled to receive annual base compensation of $175,000. The employment agreement was amended to provide that effective July 2, 1996, Mr. Winston's base compensation was reduced to $140,000 per annum, subject to an increase of $35,000 per annum at such time as the Company realizes net sales of $1,500,000 or more for any three consecutive calendar months. This employment agreement makes Mr. Winston's salary also subject to escalation annually in accordance with the CPI. Mr. Winston's employment agreement entitles him to receive annual bonuses based on the same three criteria, and payable in accordance with the same provisions, described above with respect to Mr. Bitetti's employment agreement. Mr. Winston is also entitled to the same fringe benefits as Mr. Bitetti.

     On October 25, 1996, the Company entered into a Separation and Release Agreement with Mr. Winston. Such agreement became effective on November 1, 1996. Upon the effectiveness of that agreement, Mr. Winston ceased to be an officer, employee and director of the Company, but remains entitled to receive salary compensation at the rate of $140,000 per annum, an automobile allowance at the rate of $12,000 per annum and certain other benefits as provided in the agreement through September 15, 1998.

     Pursuant to a prior employment agreement, the Company has granted Mr. Winston options to purchase 292,838 shares of Common Stock at an exercise price of $0.06 per share. Mr. Winston's employment agreement further provides that following the voluntary or involuntary termination of his employment by the Company, Mr. Winston is entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. The registration rights became effective upon the termination of Mr. Winston's employment with the Company.
Mr. Bitetti has separately granted Mr. Winston a presently exercisable option to acquire 100,000 shares of Common Stock at a purchase price of $2.00 per share. Mr. Winston has agreed not to sell more than 10,000 shares of his Common Stock during the 18-month period beginning July 2, 1996 except with the consent of the underwriters of the Company's initial public offering. In February 1998, Mr. Winston exercised the option to acquire 100,000 shares of Common Stock at a purchase price of $2.00 per share and sold 61,500 of those shares.

     Pursuant to his employment agreement, Mr. Winston has granted Mr. Bitetti a right of first refusal as to all Common Stock that Mr. Winston may from time to time acquire. Such first refusal right provides that before Mr. Winston offers to sell any such Common Stock to any third party, he must first offer to sell such shares to Mr. Bitetti on no less favorable terms than proposed to be offered to the third party. If Mr. Bitetti rejects such offer, Mr. Winston is free to sell to the third party on terms no less favorable than offered to Mr. Bitetti.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the date hereof, certain information regarding the ownership of the Common Stock of the Company by (i) each person who is known to the Company to own, of record or beneficially, more than five percent of the Common Stock, (ii) each of the Company's directors and director nominees and (iii) all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of Common Stock through the exercise of options or warrants within 60 days, such additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.

                                             SHARES BENEFICIALLY OWNED
                                            ----------------------------
NAME AND ADDRESS
OF BENEFICIAL OWNER                            SHARES        PERCENT(1)
-------------------                         ------------   -------------
DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------
Vincent J. Bitetti(1)                          1,234,634         27.2%
26115 Mureau Road, Suite B,
Calabasas, California  91302
Ulrich E. Gottschling (2)                        205,000          4.3%
26115 Mureau Road, Suite B,
Calabasas, California 91302
Robert G. Kalik(3)                                33,467            *
26115 Mureau Road, Suite B
Calabasas, California 91302
Ronald W. Hart(4)                                  5,000            *
2200 Andover Square, #804
Little Rock, Arkansas 72227
Mark A. James(4)                                   5,000            *
3404 Costa Verde Drive
Las Vegas, Nevada  89102
Ernest T. Klinger(4)                               5,000            *
30165 Avenida Esplendida
Rancho Palos Verdes, California  90275
All directors, director nominees
and executive officers as a
group (five persons)                           1,488,110         31.2%

OTHER BENEFICIAL OWNERS
-----------------------
Louis A. Habash(5)                             4,856,657         51.9%
5075 Spyglass Hill Drive
Las Vegas, NV  89122
Eric H. Winston(6)                               321,338          6.8%
5567 Springhill Court
Westlake Village, CA 91362

---------------------------------
* Less than 1%

(1) Includes 100,000 shares of Common Stock which Mr. Winston is entitled to acquire from Mr. Bitetti pursuant to a presently exercisable option. Does not include up to 282,838 shares that may be acquired by Mr. Winston from the Company pursuant to the options described in (6) below, as to all of which Mr. Bitetti has a right of first refusal.

(2) Includes 200,000 shares of Common Stock issuable to Mr. Gottschling under presently exercisable options.
(3) Includes 8,367 Shares of Common Stock issuable upon exercise of options exercisable beginning on June 30, 1998.
(4) Includes 5,000 shares of Common Stock issuable upon exercise of presently exercisable options.
(5) Includes 40,000 shares of Common Stock and 4,816,657 shares of Common Stock issuable upon exercise of presently exercisable redeemable warrants. All such Common Stock and redeemable warrants are owned of record by ASSI, Inc., of which Mr. Habash is the sole beneficial owner.
(6) Includes 182,838 shares of Common Stock issuable under stock options granted by the Company to Mr. Winston, which are presently exercisable. Also includes 100,000 shares of Common Stock which Mr. Winston is entitled to acquire from Mr. Bitetti pursuant to a presently exercisable option.

VOTING AGREEMENTS

     The Company has granted ASSI, Inc. and the underwriters for its initial public offering, The Boston Group, L.P. and Joseph Stevens & Company, L.P., each the right to nominate from time to time one director of the Company or to have an individual designated thereby attend all Board meetings as a nonvoting advisor. Dr. Ronald W. Hart is the nominee of Joseph Stevens & Company, L.P. The Boston Group first nominated Ernest Klinger to the Board, but Mr. Klinger resigned from the Board. The Boston Group's new director nominee is Samuel L. Poole. Mark A. James is the director nominee of ASSI, Inc. The Board will request ratification of these nominations at its annual shareholders meeting currently scheduled for April 27, 1998.

     Vincent J. Bitetti and Eric H. Winston have entered into voting agreements with each of ASSI, Inc., The Boston Group, L.P. and Joseph Stevens & Co., L.P. Pursuant to these agreements, Messrs. Bitetti and Winston have agreed to vote all of their Common Stock for the director nominees of ASSI, Inc., The Boston Group, L.P. and Joseph Stevens & Co., L.P. In addition, ASSI, Inc. has agreed to vote all of its shares of Common Stock for two directors nominated by Mr. Bitetti as long as he holds at least 20 percent of the outstanding Common Stock, and for one director nominated by Mr. Bitetti for as long as he holds at least ten percent but less than 20 percent of the outstanding Common Stock. Vincent
J. Bitetti has designated himself and Ulrich E. Gottschling as his nominees for such purpose. The voting agreements with ASSI, Inc. will terminate when Messrs. Bitetti and Winston together cease to owe at least ten percent of the outstanding Common Stock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In April 1995, Vincent J. Bitetti, for nominal consideration, granted Eric
H. Winston, the Company's former President and Chief Operating Officer, an option to purchase 100,000 shares of the Common Stock owned by Mr. Bitetti at an exercise price of $2.00 per share, such price determined to be the fair market value by management.

     The Company conducted a private offering (the "Private Placement") during September and October 1995, pursuant to which it sold 52.5 units (the "Units") at a price of $100,000 per Unit. Each Unit consisted of $95,000 principal amount of the Company's 10% Secured Promissory Notes due 1996 (the "Notes") and warrants to purchase 100,000 shares of Common Stock (the "Private Warrants"). ASSI, Inc. purchased a total of 11 Units pursuant to such Private Placement, comprising $1,045,000 in principal amount of Notes and Private Warrants to purchase 1,100,000 shares of Common Stock. Upon the completion of the Company's initial public offering on July 8, 1996, all of the Notes were repaid in full. The

Company paid ASSI, Inc. $1,122,588 in satisfaction of the Notes held by it. In addition, the Private Warrants were converted to redeemable warrants, as more fully described below.

     Contemporaneously with the Private Placement, Vincent J. Bitetti, the Company's Chairman of the Board and Chief Executive Officer, privately sold 107,500 shares of Common Stock for total cash consideration of $537,500. ASSI, Inc. purchased 40,000 of such shares for total cash consideration of $200,000.

     The Company entered into a Consulting Agreement with ASSI, Inc. dated April 30, 1996. Pursuant to that agreement, ASSI, Inc. agreed to provide certain consulting services to the Company, including advising the Company regarding executive recruiting. In consideration of the services to be provided by ASSI, Inc. pursuant to the Consulting Agreement, on April 30, 1996, the Company issued to ASSI, Inc. warrants to purchase 2,000,000 shares of Common Stock at an exercise price of $4.40 per share. Pursuant to the Consulting Agreement, the Company also agreed to certain changes to the terms of the Private Warrants held by ASSI, Inc. as described below.

     On May 30, 1996, the Company entered into a Note Purchase Agreement with ASSI, Inc. pursuant to which ASSI, Inc. loaned the Company $500,000 (the "ASSI Convertible Loan"). The ASSI Convertible Loan bore interest at the rate of eight percent per annum. The principal of and all accrued interest on the ASSI Convertible Loan was due in full on the earlier of September 1, 1996 or the closing date of the Company's initial public offering, which occurred on July 8, 1996. Upon the closing of the Company's initial public offering, ASSI, Inc. exercised its option to convert all of the ASSI Convertible Loan into warrants to purchase Common Stock at a conversion price of $.25 per warrant. Warrants to purchase a total of 2,016,657 shares of Common Stock were issued upon the conversion of the ASSI Convertible Loan.

     Upon the completion of the Company's initial public offering on July 8, 1996, the terms of all of the warrants held by ASSI, Inc. became substantially the same as those of the redeemable warrants issued by the Company in the initial public offering except that (i) they became exercisable October 1, 1996,
(ii) they are not mandatorily redeemable by the Company and (iii) they are subject to separate registration rights, including one demand registration right and unlimited piggy-back registration rights for as long as they are held by ASSI, Inc. or one of its affiliates. Upon a transfer of the ASSI warrants to any nonaffiliate of ASSI, Inc., the terms of such transferred ASSI warrants will become identical to those of the Company's redeemable warrants. The demand registration rights will expire on August 31, 2001. Until and unless exercised, the holders of the ASSI warrants will have no voting, dividend or other rights as stockholders of the Company.

     In January 1998, the Company's lawsuit against Acclaim Entertainment, Inc. settled in favor of the Company for $1.5 million. The two law firms which represented the Company in this lawsuit received one-third of this settlement ($500,000 collectively and $250,000 singularly) plus expenses. The Company was represented in this lawsuit by James, Driggs, & Walch where Mark A. James, a director of the Company, is a partner, and Hewitt & McGuire, which firm also represents Louis A. Habash, beneficial owner of 52.6% of the Company's outstanding Common Stock.(1)

---------------------------------

(1) Includes 40,000 shares of Common Stock and 4,816,657 shares of Common Stock issuable upon exercise of presently exercisable redeemable warrants. All such Common Stock and redeemable warrants are owned of record by ASSI, Inc., of which Mr. Habash is the sole beneficial owner.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of its Audit Committee, composed of independent members of the Board, has appointed Deloitte & Touche LLP as independent auditors of the Company with respect to its operations for fiscal 1998, and has further directed that management submit such appointment for ratification by the holders of the Common Stock at the Annual Meeting of Stockholders scheduled for April 27, 1998. In taking this action, the members of the Board and the Audit Committee considered carefully Deloitte & Touche LLP's reputation in providing accounting services to other companies in the software industry, its independence with respect to the services to be performed, its general reputation for adherence to professional auditing standards and the performance of Deloitte & Touche LLP during the audit of the Company's consolidated financial statements for fiscal 1997. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

     On August 27, 1997, management of the Company, as directed by the Board of Directors, engaged the accounting firm of Deloitte & Touche LLP as its independent auditors and dismissed the firm of Corbin & Wertz, which was the Company's independent auditors. The decision to change independent auditors was recommended by the Company's Audit Committee and approved by the Company's Board of Directors. In connection with the audits for the two fiscal years ended June 30, 1996 and 1995, respectively, and the subsequent period through the date of their dismissal, there were no disagreements between the Company and Corbin & Wertz on any matters of accounting principles, financial statement disclosure, auditing scope or procedure or any reportable events. Corbin & Wertz's report on the Company's financial statements for fiscal year 1996 contained no adverse opinion or disclaimer of opinion. Corbin & Wertz's report on the Company's financial statement for fiscal year 1995 contained an uncertainty paragraph regarding the Company's ability to continue as a going concern.

     Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. Therefore, there will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interests of the stockholders.

                                    By Order of the Board of Directors,

                                     /s/ Ulrich E. Gottschling
                                    -------------------------------------------
                                    Ulrich E. Gottschling
                                    President, Chief Operating Officer,
                                    Chief Financial Officer, Secretary
                                    and Treasurer


     A copy of Sound Source's Annual Report on Form 10-K for the year ended June 30, 1997, which has been filed with the SEC pursuant to the Exchange Act, may be obtained without charge upon written request to Ulrich Gottschling, President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer, Sound Source Interactive, Inc., 26115 Mureau Road, Suite B, Calabasas, California, 91302 or from the Internet at WWW.SEC.GOV from the SEC's Edgar database.

                               [FORM OF CONSENT]

                          CONSENT ACTION IN WRITING OF
                          THE MAJORITY SHAREHOLDERS OF
                         SOUND SOURCE INTERACTIVE, INC.
                             a Delaware Corporation

                               IN LIEU OF MEETING

     The undersigned majority shareholders of Sound Source Interactive, Inc. (the "Company"), acting pursuant to Section 228 of the Delaware General Corporation Law and the Company's Bylaws, hereby consent to take the following actions.

ELECTION OF NEW DIRECTORS
-------------------------

  The following individuals are hereby nominated for election to the Company's Board of Directors.

[INSTRUCTIONS TO SHAREHOLDERS: If you would like to vote for the election of each nominee to the Company's Board of Directors, please mark the box underneath the nominee's biography which states: "I hereby vote to elect this nominee to the Company's Board of Directors." If you wish to withhold your vote for any particular nominee or wish to abstain from voting on this issue, please mark the box underneath the nominee's biography which states: "I hereby withhold my vote for this nominee." If neither box is checked, your vote, either for, against, or abstaining, cannot be counted, so kindly check one box or the other, indicating your preference.]

     WAYNE M. ROGERS. Mr. Rogers received his Bachelor of Arts degree from Princeton University after which he served in the Armed Forces for three years. In addition to his activities as a well-known actor, he had been involved in investment activities for over thirty years. Currently, Mr. Rogers is the General Partner of Balanced Value Fund, which is a partnership that advises and invests in middle market companies with sales of $10 million to $50 million as well as serving as an advisor on the board of several different publicly held companies. He is a founder of Plaza Bank of Commerce and serves on its advisory board. He is also a General Partner of several partnerships devoted to the development and management of real estate. Most recently, Mr. Rogers acquired a chain of 62 convenience stores in the Southeast. Mr. Rogers has been National Chairman of Easter Seals, a member of the Executive Committee of the Arthritis Foundation, Juvenile Diabetes Foundation, Trustees of the Webb School and the Kenan Institute of Private Enterprise, an affiliate of the School of Business Administration of the University of North Carolina, Chapel Hill.

   [_] I hereby vote to elect this nominee to the Company's Board of Directors.
   [_] I hereby withhold my vote for this nominee.

     JOHN T. WHOLIHAN. John Wholihan has been Dean of the College of Business Administration at Loyola Marymount University since 1984. Prior to coming to L.M.U., his administrative experience included five years as Associate Dean at Bradley University, also serving several years as Director of the MBA Program and Director of the Small Business Institute. During this period, he also taught in the areas of Strategic Management and International Business. He was a Fulbright Scholar in Brazil in 1977. John prepared for his career with a bachelors degree from the University of Notre Dame, MBA from Indiana University, and Ph.D. from The American University. His works have been published in several journals and texts. He is a member of several academic associations and honor societies including the Academy of Management, Small Business Institute Directors Association, Beta Gamma Sigma and Alpha Sigma Nu. He is current president of the Western Association of Collegiate Schools of Business. He is past president of the Association of Jesuit Colleges and Universities - Business Deans. He was the founding President of the International Association of Jesuit Business Schools. He is a member of the Rotary Club of Los Angeles, Financial Executives Institute, and the Jonathan Club. He has served on the Board of Directors of small companies and currently is on the Board of Trustees of the Turner Funds. He is the immediate past Chairman of the Board of Notre Dame Academy in Los Angeles.

   [_] I hereby vote to elect this nominee to the Company's Board of Directors.
   [_] I hereby withhold my vote for this nominee.

     ALLAN R. LYONS. Allan R. Lyons joined Piaker & Lyons in 1964 after several years with a major CPA firm in New York City, admitted as an executive in 1968. Chairman of the firm's personal financial planning committee and executive committee. Mr. Lyons is a Certified Public Accountant with the State of New York. He received his Bachelor of Arts in Accounting at Harpur College (Binghamton University). He received his Master of Business Administration in Accounting at Ohio State University. Mr. Lyons is affiliated with the American Institute of CPAs (including Personal Financial Planning and Tax Divisions), the New York State Society of CPAs (former President of Binghampton Chapter), and the International Association for Financial Planning. He serves on the Board of Advisors of the School of Management at Binghampton University, as Treasurer and Trustee of United Health Services, and on the Endowment Committee of the United Jewish Appeal of Broome County, Harpur Forum. Mr. Lyons has been the Comptroller and Finance Director for the Town of Vestal from 1970 to the present.

   [_] I hereby vote to elect this nominee to the Company's Board of Directors
   [_] I hereby withhold my vote for this nominee.

     ROBERT G. KALIK. Robert G. Kalik is partner in the law firm of Nateman & Kalik, LLP, where he counsels clients in international business matters. His work includes multinational strategic planning, corporate financing, and executive management. Prior to forming Nateman & Kalik, Mr. Kalik spent ten years as a partner with the international law firm of McDermott, Will & Emery. In 1992 Mr. Kalik was one of several partners who established the firm's Vilnius, Lithuania office. He has written articles and lectured widely on international matters. Mr. Kalik received his bachelor's degree from Syracuse University in 1975, and his law degree in 1979 from the Benjamin N. Cardozo School of Law of the Yeshiva University. Mr. Kalik owns 33,467 options to purchase common stock of the Company at an exercise price of $0.06 issued under the Company's 1992 Stock Option Plan and has, from time, provided legal services and advice to the Company and its Chief Executive Officer.

   [_] I hereby vote to elect this nominee to the Company's Board of Directors.
   [_] I hereby withhold my vote for this nominee.

     NOW, THEREFORE, if a majority of the shares vote to elect these individuals to the Board of Directors, BE IT RESOLVED that Messrs. Kalik, Lyons, Rogers, and Wholihan are hereby elected to the Company's Board of Directors, their appointments to begin immediately.

EFFECTIVENESS OF THIS CONSENT
-----------------------------

  This Consent shall be effective for no longer than sixty (60) days from the date of the first signature below. The Company intends to call for a vote to ratify this majority shareholders action by consent at its Annual Meeting of Shareholders scheduled for April 27, 1998.

REVOCABILITY OF THIS CONSENT
----------------------------

  This consent is fully revocable by a writing received by the Company prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the Company. Such revocation is effective upon its receipt by the Secretary of the Company. If you wish to revoke this consent after you have signed it, please mail, fax, or send by overnight delivery, your revocation in writing to:

                      Mr. Ulrich E. Gottschling, Secretary
                         Sound Source Interactive, Inc.
                           26115 Mureau Road, Suite B
                              Calabasas, CA 91302
                            Facsimile: 818/878-0007

FURTHER ACTION
--------------

  RESOLVED, that the Officers and Directors of the Company are authorized to take such further action as they may deem necessary or appropriate to carry out the purpose and intent of the foregoing resolutions.

FACSIMILE SIGNATURES
--------------------

  RESOLVED, that facsimile signatures of the shareholders on this Consent shall be deemed to be original signatures for all intents and purposes.

CERTIFICATION
-------------

  The undersigned hereby consent to this action and the resolutions set forth above and direct and authorize that a copy of this Consent Action in Writing by the Majority Stockholders be placed by the Company's Secretary with the minutes of the proceedings of the Stockholders in the official records of the Company.

SHAREHOLDER SIGNATURE:
-------------------------------------------------------------------------------
Print Name:________________________  Date Signed:      Number of Shares Held:

Sign Name: ________________________  ________________  ___________________
-------------------------------------------------------------------------------